Exhibit 10.5

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION COPY

FIRST AMENDMENT TO

SERVICE AGREEMENT

THIS FIRST AMENDMENT TO SERVICE AGREEMENT (“Amendment”) is entered into as of January 31, 2023 (“First Amendment Effective Date”), by and between Dave Operating LLC, f.k.a. Dave, Inc., a Delaware limited liability company (“Customer”), and Galileo Financial Technologies, LLC, a Delaware limited liability company (“Galileo”).

A.
Customer and Galileo are parties to that certain Service Agreement dated March 18, 2020 (as amended, modified, or supplemented, the “Agreement”). Capitalized terms used herein but not defined have the meanings given to them in the Agreement.

B. Pursuant to Section 12.9 of the Agreement, the Agreement may be amended upon the written approval of Customer and Galileo. Customer and Galileo desire to amend the Agreement as set forth herein.

In consideration of the promises and covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

1.
Amendment.

1.1.
Customer and Galileo hereby amend and restate Section 3.2 of the Agreement and replace it with the following:

“3.2 Exclusivity.

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1.2.
Customer and Galileo hereby amend and restate Section 4.7 of the Agreement and replace it with the following:

“4.7 Deconversion. Upon the expiration or termination of this Agreement, Galileo shall provide such Deconversion assistance to Customer as Customer may reasonably request by providing notice to Galileo; provided, however, that in no event shall Galileo be obligated to provide Deconversion with respect to any Customer Accounts until a date which is mutually agreed upon and which is at least sixty (60) days but no more than twelve (12) months after notice delivered by Customer to Galileo requesting such Deconversion in accordance with this paragraph. For the avoidance of doubt, Galileo shall continue to provide Services to Customer and Customer Accounts pursuant to this Agreement until Deconversion is complete as Customer may reasonably request. Except in the event of Deconversion occurring as a result of termination of the Agreement by Customer pursuant to Section 9.2, Customer shall pay Galileo the Development rate per hour set forth for Client Support Services on Exhibit C for resources for each activity completed by Galileo in order to accomplish the Deconversion and for all

FILENAME \* MERGEFORMAT Galileo -- Dave First Amendment to Service Agreement (8) - Execution Copy

reasonable documented costs incurred by Galileo pursuant to the Deconversion statement of work mutually agreed to by the parties, including postage or shipping, of complying with Section 10.1.”

1.3.
Customer and Galileo hereby amend Section 5.2 of the Agreement by replacing “Salt Lake City, Utah” with “New York City, New York.”

1.4.
Customer and Galileo hereby insert a new Section 5(c) of the Agreement with the following:

“(c) The Parties’ Indemnification. An indemnifying party’s obligations in this Section 5 are subject to receiving from the indemnified party prompt notice of the relevant claim, action, suit, controversy or proceeding, provided that the failure to give such notice shall not relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is materially prejudiced by such failure. If both parties are negligent or otherwise at fault or strictly liable without fault, then the indemnification obligations hereunder shall be in effect, but each party shall indemnify the other party only for the percentage of responsibility for the damage or injuries attributable to each indemnifying party. Either party as the indemnified party seeking indemnification will promptly notify the indemnifying party of the claim and cooperate with the indemnifying party in defending the claim.”

1.5.
Customer and Galileo hereby amend and restate Section 6.1 of the Agreement and replace it with the following:

“6.1 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, and except for willful misconduct, gross negligence, and fraud, either party’s cumulative liability to the other party for any loss or damage, direct or indirect, for any cause whatsoever (including, but not limited to those arising out of or related to this Agreement) with respect to claims (whether third party claims, indemnity claims or otherwise) relating to events in any one Processing Year shall not under any circumstances exceed the amount of [**] of the Processing Fees paid to Galileo pursuant to this Agreement for Services performed in the immediately preceding [**] month period ending on the date of the event giving rise to the claim, or, in the case of Processing Year 1, [**] of the total Processing Fees collected as of the date such claim is made]."

1.6.
Customer and Galileo hereby amend and restate Section 12.2 of the Agreement and replace it with the following:

“12.2 Notice. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number or e-mail address set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt of the party to be notified. Notices delivered by email with confirmation of receipt (via email or otherwise) shall be deemed to have been given (i) on the date sent if sent before 5:00 p.m. in the time zone of the recipient and (ii) on the next business day immediately following the date sent if sent on or after 5:00 p.m. in the time zone of the recipient.

If to Galileo:

Galileo Financial Technologies, LLC

9800 South Monroe Street, 7th Floor

Sandy, Utah 84070

Attn: CEO

Email: [**]

Galileo Financial Technologies, LLC

P.O. Box 247

Sandy, Utah 84070

Attn: CEO

Email: [**]

With a copy to General Counsel at the same address.

If to Customer:

Dave Operating LLC

1265 South Cochran Avenue

Los Angeles, CA 90019

Attn: CEO

Email: [**]

With a copy to the Legal Department at [**].

A party may change its address set forth above by giving the other party notice of the change in accordance with the provisions of this section.”

1.7.
Customer and Galileo hereby amend Section 12.11 of the Agreement, by replacing “State of Utah” with “State of New York”, and by replacing “Salt Lake City, Utah” with “New York City, New York”.

1.8.
Customer and Galileo hereby amend and restate Section 8.1 of the Agreement and replace it with the following:

"8.1 Term. This Agreement is effective from the Effective Date and shall extend for eight (8) Processing Years (the “Original Term”). “Processing Year 1” began on April 28, 2020 and ended 12 months thereafter. For purposes of this Agreement, each subsequent “Processing Year” means each twelve (12) month period commencing on the expiration of the previous Processing Year in which Services are performed; provided, however, that solely for purposes of Processing Year 3, 'Processing Year' means the period commencing on the expiration of the Processing Year 2 and expiring on the day immediately prior to the First Amendment Effective Date. For clarity, (i) Processing Year 4 shall be the twelve (12) month period commencing on the First Amendment Effective, and (ii) the Original Term shall expire on the date five (5) years from the First Amendment Effective Date."

1.9.
Customer and Galileo hereby amend and restate Section 12.17(b) of the Agreement and replace it with the following:

“(b) Customer Right to Audit. Customer or its designated representative (provided, for the purposes of this paragraph, such representative is approved in advance by Galileo (such approval not to be unreasonably withheld, conditioned, or delayed) and such representative is subject to confidentiality obligations consistent with Section 10 of this Agreement) shall have the right, upon at least thirty (30) days written advance notice to Galileo, to enter Galileo’s facilities (or to conduct a process virtually or otherwise remotely in lieu of physically entering Galileo’s facilities) in order to review, inspect, and/or audit records of Galileo related to the provision of Services to Customer pursuant to this Agreement. Customer or its designated representative shall perform such review, inspection and audit at Customer’s sole cost and at a time during regular business hours and in a manner reasonably designed to avoid materially impacting Galileo. Galileo shall make all reasonable efforts to comply with requests from Customer or its designated representative to furnish information or access to Galileo’s systems for the purpose of completing the review, inspection and/or audit. Such audits will be conducted no more than once in any period of twelve (12) consecutive months, provided, however, that upon the completion of a review, inspection and/or audit that identifies a finding related to an actual impediment to Galileo providing Services in accordance with this Agreement, then Customer and/or its designated representatives shall have the right to review, inspect, and/or audit records of Galileo and Galileo shall cooperate in response thereto, in each case in accordance with this paragraph, a second time in such period of twelve (12) consecutive months to the extent requested to Galileo by Customer in its discretion. Any confidential or proprietary information of Galileo disclosed to an independent audit firm of Customer in the course of an audit will be subject to a confidentiality agreement reasonably acceptable to Galileo to be signed by Galileo and such independent firm prior to the commencement of such audit.”

1.10.
Customer and Galileo hereby amend and restate the first sentence of the Recitals of the Agreement and replace it with the following:

“Customer is engaged in the business of developing, marketing, servicing and supporting debit cards, prepaid cards, ATM cards, and related accounts.”

1.11.
Customer and Galileo hereby amend Exhibit A of the Agreement by adding the following as additional defined terms:

'Transaction Cards and Accounts’ means debit cards, prepaid cards, ATM cards and related accounts.

‘Customer Monthly Program Revenue’ means in a calendar month in relation to all Transaction Cards and Accounts programs all (i) Interchange, (ii) the amount equal to [**] multiplied by the number of ATM cash withdrawals performed by Customer’s Cardholders on a debit card, other than those over a surcharge-free network, in such calendar month, and (iii) a portion of new fees assessed to Cardholders in such calendar month associated with any direct activity on the Transaction Card and Account Programs, such portion being negotiated and agreed to by the parties in each instance in good faith. For clarity, subscription fees assessed to Cardholders not associated with direct activity on the Transaction Card and Account Programs do not constitute Customer Monthly Program Revenue. For the period commencing January 1, 2023 through and including the end of the sixth (6th) month of Processing Year 4, the Interchange amount in clause (i) herein shall be self-reported by Customer to Galileo and evidenced by documentation provided by Customer that is reasonably satisfactory to Galileo.

‘Cumulative Galileo Revenue Target’ means [**].

‘First Amendment Effective Date’ means January 31, 2023.

‘Galileo Monthly Revenue Share’ means for a given calendar month the applicable Galileo Monthly Revenue Share set forth in the Processing Fees: Bundle Event Pricing section of Exhibit C.

‘Interchange’ means all transaction fees paid to the Bank as issuer of the Transaction Card and Account Programs by an acquiring financial institution, as established by an Association less any transaction fees deducted from Bank as issuer of the Transaction Card and Account Programs by an acquiring financial institution, as established by an Association related to return transactions.”

1.12 Customer and Galileo hereby amend Section 2.1 of Exhibit B of the Agreement as follows:

“2.1 Service Levels. Galileo shall ensure that the Galileo System is available as follows:

(a)
Authorization - Galileo will provide authorization availability meeting or exceeding [**]% excluding Approved Maintenance measured on a calendar month basis.

(b)
Internet Services - Galileo will provide system-wide availability to Internet Services meeting or exceeding [**]% availability excluding Approved Maintenance measured on a calendar month basis. “Internet Services” means internet based applications offered to Customer and Cardholders including without limitation Galileo’s Analytics Tool, Galileo’s Customer Service Tool, and Galileo’s API.

(c)
IVR - Galileo will provide system-wide availability to the IVR system meeting or exceeding [**]% excluding Approved Maintenance measured on a calendar month basis.

(d)
Call Center - If requested by Customer, Galileo will provide customer service with customer service personnel capable of serving English speaking Cardholders to assist Cardholders contacting customer service via phone, fax or in writing with issues or problems related to Transaction Cards and Accounts. If Customer requests other languages to be supported by Galileo, Customer and Galileo shall work in good faith to determine whether Galileo can support such calls and the financial terms under which such other calls would be supported. Provided there are at least 500 live agent calls per day during each month, Galileo will provide call center services meeting an average speed of answer (calendar month average) of [**] seconds on [**]% of the calls and the maximum abandonment rate shall not exceed [**]% of calls on hold for more than [**] seconds. If there are less than 500 calls per day, the average speed of answer (calendar month average) shall be [**] seconds on [**]% of the calls.

(e)
[**]

(f)
[**]

(g)
Acknowledgement. Notwithstanding anything to the contrary in this Agreement, Customer acknowledges and agrees that Section 2.1(e) and (f) are not considered Service Levels.”

1.14 Customer and Galileo hereby amend and restate Exhibit C of the Agreement and replace it with the document attached hereto as Schedule 1. The parties acknowledge and agree that the pricing set for the in Schedule 1 shall be effective for Services provided in the full calendar month of the First Amendment Effective Date. By way of example, and for purposes of clarification only, assume the First Amendment Effective Date is January 31, 2023, in such case the pricing of Schedule 1 shall be effective for all Services provided in January 2023 and invoiced in February 2023.

2. Miscellaneous. This Amendment constitutes the entire agreement between Customer and Galileo concerning the subject matter of this Amendment. Except as explicitly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the undersigned hereby acknowledge and certify that as of the First Amendment Effective Date, they are duly authorized to sign on behalf of and legally bind the applicable entity named below by executing this Amendment.

Dave Operating LLC: By: _/s/ Stav Gil_________________ Name: __Stav Gil______________ Its: _VP, Banking Product Management__	Galileo Financial Technologies, LLC: By: __/s/ Derek White_________ Name: __Derek White________ Its: ___Chief Executive Officer_

Schedule 1

Exhibit C

Price Schedule

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